EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Janice K. Henry
Senior Vice President and
Chief Financial Officer
(919) 783-4658
www.martinmarietta.com

MARTIN MARIETTA MATERIALS, INC.
ANNOUNCES RECORD THIRD QUARTER RESULTS

NET EARNINGS INCREASE 19%

RALEIGH, North Carolina (November 1, 2004) – Martin Marietta Materials, Inc. (NYSE:MLM), today reported financial results for the third quarter and nine months ended September 30, 2004. Third-quarter net earnings of $54.0 million, or $1.11 per diluted share, increased 19 percent versus 2003 third-quarter net earnings of $45.5 million, or $0.93 per diluted share.

The reported results reflect record gross profit and operating earnings for the third quarter, inclusive of discontinued operations, and record net earnings and earnings per diluted share for any quarter.

Net sales for the quarter were $448.7 million compared with $442.8 million in third quarter of 2003. Earnings from operations for the third quarter of 2004 were $82.1 million, an increase of 11 percent compared with $74.1 million in 2003. The estimated effective tax rate for continuing operations was 25.1 percent, resulting in a $0.06 per share increase in earnings during the quarter when compared with 29.4 percent for the prior-year period. The reduction in the tax rate resulted primarily from the recording of the change in estimated 2003 tax expense upon filing the 2003 tax return and an evaluation of deferred taxes. Earnings from continuing operations were $53.0 million, or $1.09 per diluted share, compared with $45.6 million, or $0.93 per diluted share, in the prior-year quarter. After-tax earnings from discontinued operations were $1.0 million for the quarter compared with an after-tax loss of $0.1 million in 2003.

Net sales for the first nine months of 2004 were $1.169 billion compared with $1.118 billion for the year-earlier period. Year-to-date operating earnings increased 15 percent to $155.2 million in 2004 versus $134.7 million in 2003. The Company posted after-tax earnings of $1.7 million on discontinued operations compared with an after-tax loss of $0.8 million in 2003. For the nine-month period ended September 30, 2004, net earnings were $92.2 million, or $1.89 per diluted share, compared with net earnings of $64.3 million, or $1.31 per diluted share, in 2003, inclusive of an accounting change.

Management Commentary:
Stephen P. Zelnak, Jr., Chairman and CEO of Martin Marietta Materials, stated, “We were extremely pleased with our quarterly results which produced records in several areas. Strong performance in both our Aggregates and Magnesia Specialties businesses contributed to this record quarter. Gross margin and operating margin, both based on a percentage of net sales, increased 140 and 160 basis points, respectively. We achieved these results in spite of the effects of four hurricanes and adverse weather conditions throughout the southeastern United States. Rising energy costs were also a major negative factor with increased cost, reducing earnings about $0.08 per diluted share compared with the prior-year period.

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MLM Reports Third Quarter Results

November 1, 2004

“The Aggregates Division’s operating margin increased 100 basis points to 18.9 percent for the quarter. A strong heritage pricing increase of 3.1 percent offset a 2.4 percent decline in shipments volume. Aggregates shipments in the Corporation’s southeastern and Gulf Coast markets were adversely affected by the hurricanes during the quarter. Our Bahamas facility took two direct hits with limited physical damage. However, power was down for five weeks after the storms, resulting in no production and limited shipments during this time. We expect to achieve normal operating levels during the fourth quarter.

“Third-quarter results for our Specialty Products segment continued the very positive trend noted during the first half of the year. Magnesia Specialties’ sales grew 23 percent as a result of strong lime sales to the steel industry and increased chemicals sales to a variety of end users. Given the significant amount of fixed costs related to this business, we benefited from operating our plants at a higher capacity during the quarter compared with the prior year. Magnesia Specialties’ operating earnings were $5.4 million in the third quarter compared with $0.5 million in the prior-year period. We continue to expect operating results for this business to be strong during the fourth quarter. Specialty Products results for the third quarter of 2004 include a $2.7 million loss from operations in the Structural Composites business, compared with a loss of $1.6 million in the prior-year quarter, as we continue to build our capabilities in this new area.

“Selling, general and administrative expenses were relatively stable compared with the prior-year quarter, despite increased incentive compensation costs related to profitability improvement, regulatory compliance costs, and overhead from the Structural Composites business, which were offset somewhat by our continued focus on cost reduction. Other operating income and expenses, net, was favorable in 2004 due primarily to gains on sales of assets and changes in other miscellaneous accruals.

“We ended the quarter with $135 million in cash compared with $64 million in the prior-year period, even after investing $51 million in our pension plan, $30 million more than in 2003, and repurchasing $30 million of our common stock in the first three quarters of 2004. We also increased cash dividends 11 percent during the third quarter, resulting in a current cash dividend of $0.80 per share on an annualized basis. We will continue to evaluate ways to utilize our excess cash to provide benefits to our shareholders.

“We are encouraged by the progress of our structural composites technology and products, which offer weight reduction, corrosion resistance and other positive attributes compared with conventional materials. Our market research and product trials with high-quality customers in a wide variety of industries continue to validate interest in our structural composite products, particularly for their weight reduction and corrosion attributes. Product trials and commercialization continue to be our near-term focus, with potential customers evaluating our products for use in truck, rail, infrastructure, and military applications. We incurred a loss on this business in the third quarter and expect to incur a loss of $8 million to $10 million in this start-up business for the year.

“The outlook for the Aggregates business for the remainder of 2004 is somewhat dependent on weather conditions during the fourth quarter. Additionally, the level of highway spending will continue to be uncertain until a federal highway bill is finalized and state construction spending priorities are set. Federal highway funding has been operating under a continuing resolution since the expiration of the prior bill on September 30, 2003, and has been extended through May 31, 2005. Residential construction spending is expected to be essentially flat. Commercial construction spending, while beginning to recover in some areas in the United States, is not expected to improve significantly until 2005. Based on our most current analysis, we expect aggregates shipments volume and pricing to increase 2 percent to 3 percent for the year.

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MLM Reports Third Quarter Results

November 1, 2004

“We currently expect net earnings per diluted share for 2004 to range from $2.42 to $2.62. Fourth quarter 2004 earnings per diluted share are expected to be in a range of $0.53 to $0.73. The volatility of energy prices, uncertainty surrounding the federal highway bill reauthorization, state construction spending priorities, rail and water transportation shortages, the degree of commercial construction recovery, composites performance, weather, and the sale of underperforming assets are the significant factors that are likely to affect our performance within the earnings range.”

Operating Highlights:
Net sales for the Aggregates division for the third quarter were $420.8 million, a slight increase over 2003 third-quarter sales of $419.6 million. Aggregates volume at heritage locations declined 2.4 percent, which was offset by a 3.1 percent increase in pricing. Inclusive of acquisitions and divestitures, aggregates pricing increased 3.1 percent while aggregates shipments decreased 3.7 percent. The division’s earnings from operations for the quarter were $79.4 million in 2004 versus $75.2 million in the year-earlier period. Year-to-date net sales were $1.086 billion versus $1.053 billion in 2003. Earnings from operations on a year-to-date basis were $149.1 million in 2004 compared with $136.0 million in 2003. For the nine-month period ended September 30, 2004, heritage aggregates volume increased 2.0 percent, while pricing was up 2.3 percent. Inclusive of acquisitions and divestitures, average selling price increased 2.3 percent while shipments increased slightly.

Specialty Products’ third-quarter net sales of $27.9 million increased 21 percent over prior-year net sales of $23.2 million. Earnings from operations for the third quarter were $2.7 million compared with a loss from operations of $1.1 million in the year-earlier period. For the first nine months of 2004, net sales were $83.0 million and earnings from operations were $6.1 million compared with net sales of $65.1 million and a loss from operations of $1.3 million for the first nine months of 2003.

Accounting Change:
Effective January 1, 2003, the Corporation adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (“FAS 143”). The cumulative effect of adopting FAS 143 was an after-tax charge of $6.8 million, or $0.14 per diluted share.

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The Company will host an online Web simulcast of its third-quarter 2004 earnings conference call later today (November 1, 2004). The live broadcast of Martin Marietta Materials’ conference call will begin at 2 p.m. Eastern Time. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s Web site: www.martinmarietta.com.

For those investors without online web access, the conference call may also be accessed by calling 913-981-5532 confirmation number 993664.

For more information about Martin Marietta, refer to our Web site at www.martinmarietta.com.

Martin Marietta is the nation’s second largest producer of construction aggregates, a leading producer of magnesia-based chemical products and is developing structural composites products for use in a wide variety of industries.

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MLM Reports Third Quarter Results

November 1, 2004

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and 10-K, 10-Q and 8-K reports to the SEC over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s Web site at www.martinmarietta.com and are also available at the SEC’s Web site at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only to historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to the level and timing of federal and state transportation funding; levels of construction spending in the markets the Corporation serves; unfavorable weather conditions; fuel costs; transportation costs; successful development and implementation of the structural composite technological process and commercialization of strategic products for specific market segments; successful sale of underperforming assets; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.

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MLM Reports Third-Quarter Results

November 1, 2004

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statement of Earnings
(In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Net sales	$448.7	$442.8	$1,168.6	$1,118.3
Freight and delivery revenues	57.5	60.8	155.3	155.6

Total revenues	506.2	503.6	1,323.9	1,273.9

Cost of sales	338.5	340.3	921.8	895.7
Freight and delivery costs	57.5	60.8	155.3	155.6

Cost of revenues	396.0	401.1	1,077.1	1,051.3

Gross profit	110.2	102.5	246.8	222.6

Selling, general and administrative expenses	31.0	30.0	95.6	89.8
Research and development	0.2	0.2	0.5	0.4
Other operating (income) and expenses, net	(3.1)	(1.8)	(4.5)	(2.3)

Earnings from operations	82.1	74.1	155.2	134.7

Interest expense	10.8	10.9	31.8	31.9
Other nonoperating (income) and expenses, net	0.5	(1.4)	(0.4)	(0.3)

Earnings before taxes on income and cumulative effect of change in accounting principle	70.8	64.6	123.8	103.1
Income tax expense	17.8	19.0	33.3	31.2

Earnings from continuing operations before cumulative effect of change in accounting principle	53.0	45.6	90.5	71.9

Discontinued Operations:
Earnings from (Loss on) discontinued operations, net of related tax expense of $1.2, $0.7, $1.8 and $0.6, respectively	1.0	(0.1)	1.7	(0.8)

Earnings before cumulative effect of change in accounting principle	54.0	45.5	92.2	71.1
Cumulative effect of change in accounting for asset retirement obligations	—	—	—	(6.8)

Net Earnings	$54.0	$45.5	$92.2	$64.3

Net earnings per share:
Basic from continuing operations before cumulative effect of change in accounting principle	$1.10	$0.93	$1.88	$1.47
Discontinued operations	0.02	—	0.03	(0.02)
Cumulative effect of change in accounting principle	—	—	—	(0.14)

	$1.12	$0.93	$1.91	$1.31

Diluted from continuing operations before cumulative effect of change in accounting principle	$1.09	$0.93	$1.86	$1.47
Discontinued operations	0.02	—	0.03	(0.02)
Cumulative effect of change in accounting principle	—	—	—	(0.14)

	$1.11	$0.93	$1.89	$1.31

Dividends per share	$0.20	$0.18	$0.56	$0.51

Average number of shares outstanding:
Basic	48.2	48.9	48.3	48.9

Diluted	48.6	49.2	48.6	49.1

Certain 2003 amounts have been reclassified to conform to the 2004 presentation. These reclassifications had no impact on previously reported net earnings or financial position.

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MLM Reports Third-Quarter Results

November 1, 2004

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Net sales:
Aggregates	$420.8	$419.6	$1,085.6	$1,053.2
Specialty Products	27.9	23.2	83.0	65.1

Total	$448.7	$442.8	$1,168.6	$1,118.3

Gross profit:
Aggregates	$104.4	$100.9	$231.3	$216.4
Specialty Products	5.8	1.6	15.5	6.2

Total	$110.2	$102.5	$246.8	$222.6

Selling, general, and administrative expenses:
Aggregates	$27.9	$27.9	$87.4	$83.3
Specialty Products	3.1	2.1	8.2	6.5

Total	$31.0	$30.0	$95.6	$89.8

Other operating (income) and expenses, net:
Aggregates	$(2.9)	$(2.1)	$(5.2)	$(2.9)
Specialty Products	(0.2)	0.3	0.7	0.6

Total	$(3.1)	$(1.8)	$(4.5)	$(2.3)

Earnings from operations:
Aggregates	$79.4	$75.2	$149.1	$136.0
Specialty Products	2.7	(1.1)	6.1	(1.3)

Total	$82.1	$74.1	$155.2	$134.7

Depreciation	$30.2	$32.4	$91.4	$94.9
Depletion	1.7	1.5	4.4	4.0
Amortization	1.2	1.9	4.1	4.9

	$33.1	$35.8	$99.9	$103.8

Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA) (1)	$116.9	$111.9	$259.0	$238.6

(1)	EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net income or operating cash flow. EBITDA includes the noncash charge for the cumulative effect of the change in accounting principle. For further information on EBITDA, refer to the Corporation’s Web site at www.martinmarietta.com.

A reconciliation of Net Cash Provided by Operating Activities to EBITDA is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Net Cash Provided by Operating Activities	$97.3	$110.4	$149.2	$171.4

Changes in operating assets and liabilities, net of effects of acquisitions and divestitures	(14.7)	(30.4)	34.9	3.6
Other items, net	4.5	1.3	8.0	—
Income tax expense	19.0	19.7	35.1	31.7
Interest expense	10.8	10.9	31.8	31.9

EBITDA	$116.9	$111.9	$259.0	$238.6

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MLM Reports Third-Quarter Results

November 1, 2004

MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	September 30,	December 31,	September 30,
	2004	2003	2003
	(Unaudited)		(Unaudited)
ASSETS
Cash and cash equivalents	$135.5	$125.1	$64.5
Accounts receivable, net	286.0	234.6	312.8
Inventories, net	208.7	213.8	212.7
Other current assets	49.8	48.0	33.3
Property, plant and equipment, net	1,044.9	1,042.4	1,046.3
Intangible assets, net	596.8	602.7	607.4
Other noncurrent assets	66.5	63.5	65.1

Total assets	$2,388.2	$2,330.1	$2,342.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$1.0	$1.1	$1.2
Other current liabilities	219.7	219.1	216.7
Long-term debt and commercial paper (excluding current maturities)	715.0	717.1	719.8
Other noncurrent liabilities	285.0	263.0	281.4
Shareholders’ equity	1,167.5	1,129.8	1,123.0

Total liabilities and shareholders’ equity	$2,388.2	$2,330.1	$2,342.1

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MLM Reports Third-Quarter Results

November 1, 2004

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statement of Cash Flows
(In millions)

	Nine Months Ended
	September 30,
	2004	2003
Net earnings	$92.2	$64.3
Cumulative effect of change in accounting principle	—	6.8

Earnings before cumulative effect of change in accounting principle	92.2	71.1
Adjustments to reconcile earnings to cash provided by operating activities:
Depreciation, depletion and amortization	99.9	103.8
Other items, net	(8.0)	—
Changes in operating assets and liabilities:
Deferred income taxes	4.5	12.2
Accounts receivable, net	(51.4)	(78.3)
Inventories, net	1.8	21.9
Accounts payable	13.4	10.2
Other assets and liabilities, net	(3.2)	30.5

Net cash provided by operating activities	149.2	171.4

Investing activities:
Additions to property, plant and equipment	(108.7)	(82.4)
Acquisitions, net	(5.6)	(8.5)
Proceeds from divestitures, net	37.0	14.9

Net cash used for investing activities	(77.3)	(76.0)

Financing activities:
Net principal repayments of long-term debt	(0.9)	(23.8)
Loans payable	—	(5.7)
Change in bank overdraft	(5.5)	(3.9)
Termination of interest rate swaps	—	12.6
Dividends paid	(27.0)	(24.9)
Repurchases of common stock	(30.4)	—
Issuance of common stock	2.3	0.3

Net cash used for financing activities	(61.5)	(45.4)

Net increase in cash and cash equivalents	10.4	50.0
Cash and cash equivalents, beginning of period	125.1	14.5

Cash and cash equivalents, end of period	$135.5	$64.5

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MLM Reports Third-Quarter Results

November 1, 2004

MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Nine Months Ended
	September 30, 2004		September 30, 2004
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Operations (2)	(2.4%)	3.1%	2.0%	2.3%
Aggregates Division (3)	(3.7%)	3.1%	0.6%	2.3%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Shipments (tons in thousands)
Heritage Aggregates Operations (2)	54,434	55,752	142,479	139,702
Acquisitions	—	—	—	—
Divestitures (4)	180	953	887	2,846

Aggregates Division (3)	54,614	56,705	143,366	142,548

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.

(2)	Heritage Aggregates operations exclude acquisitions that have not been included in prior-year operations for a full year and divestitures.

(3)	Aggregates division includes all acquisitions from the date of acquisition and divestitures through the date of disposal.

(4)	Divestitures include the tons related to divested operations up to the date of divestiture.

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